UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    Talton R. Embry
    c/o Magten Asset Management Corp.
    35 E. 21st St.
    New York, New York

2.  Issuer Name and Ticker or Trading Symbol

    Anacomp, Inc.
    ANCO

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    12/00

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    (X) Director (X) 10% Owner* ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                             TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                 DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7. Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |   Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |   Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|   Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |   (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |             |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common Stock             12/01/00        S               20,000     D  0.14   3,129,441            I               **
Common Stock             12/04/00        S               30,000     D  0.125  3,129,441            I               **
Common Stock             12/05/00        S               85,000     D  0.1188 3,129,441            I               **
Common Stock             12/07/00        S               60,000     D  0.10   3,129,441            I               **
Common Stock             12/11/00        S               35,000     D  0.10   3,129,441            I               **
Common Stock             12/12/00        S               20,000     D  0.10   3,129,441            I               **
Common Stock             12/13/00        S               30,000     D  0.0957 3,129,441            I               **
Common Stock             12/14/00        S               20,000     D  0.10   3,129,441            I               **
Common Stock             12/15/00        S               90,000     D  0.10   3,129,441            I               **
Common Stock             12/19/00        S               25,000     D  0.093  3,129,441            I               **
Common Stock             12/20/00        S              100,000     D  0.0718 3,129,441            I               **
Common Stock             12/21/00        S              130,000     D  0.06   3,129,441            I               **
Common Stock             12/26/00        S              260,000     D  0.055  3,129,441            I               **
Common Stock             12/27/00        S               68,487     D  0.055  3,129,441            I               **
---------------------------------------------------------------------------------------------------------------------------------


                                              TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                                  DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |







                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

                   |             |            |      |     |        |        |         |         |        |            |
                   l             l            l      l     l        l        l         l         l        l            l


|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |

Explanation of Responses:

* The Reporting Person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting Person is a member of such a group.

** The amount of securities shown in columns 4 and 5 of Table I of this Form 4 is owned beneficially either by the Reporting Person's minor children, pension trusts for the benefit of current and former employees of Magten or discretionary accounts managed by Magten. The Reporting Person disclaims beneficial ownership of the securities held by his minor children and the discretionary accounts managed by Magten for purposes of Section 16 or for any other purpose. The Reporting Person disclaims beneficial ownership of the securities owned by the pension trusts for the benefit of current and former employees of Magten for
      Section 16 or for any other purpose, except to the extent of the Reporting Person's pro rata interest in such securities.

Signature of Reporting Person:

/s/Talton R. Embry
__________________________
Talton R. Embry

Date: January 5, 2001

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.














01651001.AY3